EXHIBIT 99
15985 East High Street
P. O. Box 35
Middlefield, Ohio 44062
Phone: 440/632-1666 FAX: 440/632-1700
www.middlefieldbank.com
PRESS RELEASE

Contact:	James R. Heslop, 2nd
Executive Vice President/Chief Operating Officer
(440) 632-1666 Ext. 3219
jheslop@middlefieldbank.com
Middlefield Banc Corp. Reports Continued Strong Financial Performance
MIDDLEFIELD, OHIO, January 26, 2011 ♦♦♦♦ Middlefield Banc Corp. (OTCQB: MBCN), parent of The Middlefield Banking Company and Emerald Bank, today reported financial results for the fourth quarter and full year ended December 31, 2010.
Net Income for the fourth quarter and fiscal year 2010 totaled $946,000 and $2,768,000, respectively, compared to $504,000 and $1,781,000, respectively, for the same periods in 2009. Other notable results for the year include:
•	Total assets increased $73.8 million, or 13.2%, from December 31, 2009

•	Net interest income in a year-to-year comparison grew $3.9 million or 27.2%

•	Total deposits stood at $565.3 million, an increase of 16.0% from year-end 2009

•	Net loans grew $17.6 million during the year, ending up 5.1%

•	Diluted earnings per common share for the year were $1.76.
Annualized returns on average equity (“ROE”) and average assets (“ROA”) for the quarter were 9.26% and 0.58%, respectively, compared with 5.42% and 0.37% for the fourth quarter of 2009. ROE and ROA were 7.08% and 0.45%, respectively, for the twelve-month period of 2010. Comparable results for the 2009 twelve-month period were 4.90% and 0.36%, respectively.
“It is a pleasure to report the solid earnings that our team has achieved during 2010. Our results are a reflection of the clear focus on retaining the financial strength of our company that is a fundamental key to all we do,” stated Thomas G. Caldwell, President and Chief Executive Officer, “We have seen continued improvement in our net interest margin. While our focus remains directed to successfully resolving our asset quality issues, the stabilization of the level of non-performing assets is a positive sign.”
“We are confident that the underlying core performance of our company is strong. As we work to reduce the risk within our balance sheet, we anticipate a return to more normal levels of loan loss accruals and associated collection expenses,” continued Caldwell. “We are and have been seeking quality loan growth, which we expect will experience resurgence with an improved economic climate.”

Asset Quality
The provision for loan losses for the three and twelve month periods ended December 31, 2010 increased 49.8% and 38.9% to $1,225,000 and $3,580,000 compared to the $818,000 and $2,578,000, respectively, for the comparable periods of 2009. “Loan demand and economic activity have been slow to recover in our markets. While asset quality issues have stabilized, we believe that we are best served to operate with higher levels of provision to address potential credit quality issues,” said Donald L. Stacy, Chief Financial Officer of Middlefield Banc Corp. “In our northeastern Ohio markets, credit issues are tied to owner occupied residential properties. In contrast, our central Ohio market is reporting delinquencies tied to non-owner occupied residential properties.”
Stacy continued, “We remain confident that we have properly identified issues within our loan portfolio. Our expectations remain that we will see an improvement in asset quality numbers throughout 2011.”
The following table summarizes asset quality and reserve coverage ratios as of the end of the last five quarters.
Asset Quality History
(dollars in thousands)

	12/31/2010	9/30/2010	6/30/2010	3/31/2010	12/31/2009

Nonperforming loans	$19,986	$20,983	$20,053	$18,143	$16,285
Real estate owned	2,302	2,016	1,886	2,175	2,164

Nonperforming assets	$22,288	$22,999	$21,939	$20,318	$18,450

Allowance for loan losses	$6,221	$5,971	$5,834	$5,279	$4,937

Ratios:
Nonperforming loans to total loans	5.37%	5.75%	5.50%	5.04%	4.61%
Nonperforming assets to total assets	3.52%	3.61%	3.61%	3.42%	3.30%
Allowance for loan losses to total loans	1.67%	1.63%	1.60%	1.47%	1.40%
Allowance for loan losses to nonperforming loans	31.13%	28.46%	29.09%	29.10%	30.31%
The increased loan loss provision, which has significantly outpaced loan charge-offs, has substantially strengthened the allowance for loan losses. The ratio of the allowance for loan losses to total loans increased to 1.67% of total loans at December 31, 2010 compared to the 1.63% reported at September 30, 2010 and 1.40% at December 31, 2009.
Net Interest Income
Net interest income for the fourth quarter of 2010 increased $996,000, or 25.6%, to $4,893,000 compared to $3,897,000 in the fourth quarter of 2009. The net interest margin increased 19 basis points to 3.47% compared to the 3.28% reported for the year-ago quarter. Net interest income for the year 2010 increased by $3,881,000, or 27.2%, to $18,149,000 compared to the $14,268,000 for the full year of 2009. The net interest margin for 2010 stood at 3.41%, an 11 basis point increase from the 3.30% reported for 2009.

The improvement in net interest income reflects strong core deposit growth and the further development of pricing strategies. Total deposits at December 31, 2010 stood at $565.3 million, representing an increase of 16.0% from the year-end 2009 figure. Savings account deposits accounted for growth of $39.6 million, with Money Market deposits increasing by $14.7 million.
Non-Interest Income and Operating Expenses
Non-interest income declined for both the three and twelve month periods. Federal Reserve rules regarding overdraft charges for debit card and ATM transactions became effective on July 1, 2010. These rules eliminated the automatic overdraft protection arrangements that had been in common use, instead requiring banks to notify and obtain the consent of customers before enrolling them in an overdraft protection plan. Because the rules limit a bank’s ability to charge fees for the payment of overdrafts for debit and ATM card transactions, these new regulations led to a decrease in service charges on deposits of $48,000 for the three months of 2010 compared to 2009, and $121,000 for the twelve-month period. Earnings on bank-owned life insurance were slightly higher for both the three and twelve-month periods.
Operating expenses decreased by 1.6%, or $54,000 for the quarter while increasing $1,734,000, or 13.7% for 2010 over comparable periods of 2009. Expense increases in salaries and employee benefits were directly related to the growth of the company. In addition to normal wage increases and an increase in health insurance costs, the company increased staffing levels in loan administration, credit analysis, and special assets. These higher staffing levels also contributed to greater occupancy and equipment expense. Data processing costs were lower for both the three and twelve-month periods. During 2010 the company entered into a new contractual agreement for the provision of core processing, which carried certain financial incentives, thereby lowering overall cost.
During the twelve month period of 2010, the company recorded a loss on the sale of other real estate owned totaling $783,000. This was $600,000 above the amount reported for 2009. This increased level of expense is a direct result of the company’s efforts to reduce its inventory of other real estate owned, thereby reducing the company’s level of non-performing assets. Additionally, while the company saw its level of other operating expense increase $833,000 in a year-to-year comparison, the company’s other costs related to loan quality issues, including maintaining other real estate owned properties and collection expenses, a component of other operating expense, increased $521,000.
Balance Sheet
The company’s total assets ended 2010 at $632.4 million, an increase of 13.2% over the $558.7 million in total assets reported at December 31, 2009. Net loans at December 31, 2010, were $366.3 million, up $17.6 million, or 5.1%, over the $348.7 million reported at December 31, 2009. Total deposits at year-end 2010, were $565.3 million, or 16.0% greater than the deposit level of $487.1 million at December 31, 2009. The investment portfolio, which is entirely classified as available for sale, stood at $201.8 million at December 31, 2010. This figure represented growth within that portfolio of $65.1 million during the year.
Capital
The company’s regulatory capital ratios continue to remain above the “well-capitalized” levels of 6.0 percent for tier 1 capital and 10 percent for risk-based capital. While the tier 1 leverage ratio at December 31, 2010 of 6.73% was down slightly from the 6.81% reported at September 30, 2010, the total risk-based capital ratio increased from 11.72% at September 30, 2010 to 11.79% at year-end 2010.

The following table shows the current capital position as of December 31, 2010 in both dollars and percentages, compared to the minimum amounts required per regulatory standards for “well-capitalized” institutions.

	Regulatory	Middlefield
	Minimum	Banc Corp.

Tier 1 Capital/Risk Assets	23,245,009	40,801,826
	6.00%	10.53%

Total Risk-based Capital/Risk Assets	38,741,682	45,661,551
	10.00%	11.79%

Tier 1 Capital/Average Assets	30,300,445	40,801,826
	5.00%	6.73%
While the company’s capital levels currently make the company eligible to be considered “well capitalized” for prompt corrective action purposes, management recently decided to reverse the company’s trend experienced during 2010 of declining Tier 1 capital. By December 31, 2011, management is seeking to restore Middlefield Banc Corp.’s Tier 1 leverage capital to 7.25%, and management is also seeking to increase The Middlefield Banking Company’s Tier 1 leverage capital to be at least 7.25% as of December 31, 2011. With targeted year end 2011 7.25% Tier 1 leverage capital ratios for Middlefield Banc Corp. and The Middlefield Banking Company, asset growth slowed in the fourth quarter, 2010 compared to the rate of asset growth in the preceding third quarter, 2010 and compared to the annual rate of asset growth during the first three quarters of 2010. Management expects that the company’s asset growth in 2011 will be controlled to achieve the targeted year end 2011 Tier 1 leverage capital ratios of 7.25% for Middlefield Banc Corp. and The Middlefield Banking Company. By December 31, 2011, management also seeks to increase the total risk-based capital ratio for each of Middlefield Banc Corp. and The Middlefield Banking Company to be 12%.
Dividends
During 2010, Middlefield paid cash dividends of $1.04 per share. This represents an amount equal to that paid in 2009.
Middlefield Banc Corp., headquartered in Middlefield, Ohio, is a multi-bank holding company with total assets of $632.4 million. The company’s lead bank, The Middlefield Banking Company, operates full service banking centers and a UVEST Financial Services® brokerage office serving Chardon, Cortland, Garrettsville, Mantua, Middlefield, Newbury, and Orwell. The company also serves the central Ohio market through its Emerald Bank subsidiary, with offices in Dublin and Westerville, Ohio. Additional information is available at www.middlefieldbank.com and www.emeraldbank.com
This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.

MIDDLEFIELD BANC CORP.
Consolidated Selected Financial Highlights
December 31, 2010 and December 31, 2009
(Dollar amounts in thousands)

	(unaudited)
	December 31,	December 31,
Balance Sheet (period end)	2010	2009

Assets
Cash and due from banks	$10,473	$12,909
Federal funds sold	20,162	28,123
Interest-bearing deposits in other institutions	0	121

Cash and cash equivalents	30,635	41,153
Investment securities available for sale	201,772	136,711
Loans:	372,498	353,597
Less: allowance for loan losses	6,221	4,937

Net loans	366,277	348,660
Premises and equipment	8,179	8,394
Goodwill	4,559	4,559
Bank-owned life insurance	7,979	7,706
Accrued interest receivable and other assets	13,030	11,475

Total Assets	$632,431	$558,658

Liabilities and Stockholders’ Equity
Non-interest bearing demand deposits	$53,391	$44,387
Interest bearing demand deposits	48,869	38,111
Money market accounts	71,105	56,451
Savings deposits	146,993	107,358
Time deposits	244,893	240,799

Total Deposits	565,251	487,106
Short-term borrowings	7,632	6,800
Other borrowings	19,321	25,865
Other liabilities	1,955	2,180

Total Liabilities	594,159	521,951

Common equity	28,429	27,919
Retained earnings	16,090	14,960
Accumulated other comprehensive income	487	562
Treasury stock	(6,734)	(6,734)

Total Stockholders’ Equity	38,272	36,707

Total Liabilities and Stockholders’ Equity	$632,431	$558,658

MIDDLEFIELD BANC CORP.
Consolidated Selected Financial Highlights
December 31, 2010 and December 31, 2009
(Dollar amounts in thousands)

	(unaudited)		(unaudited)
	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
Income Statement	2010	2009	2010	2009
INTEREST INCOME
Interest and fees on loans	$5,363	$5,191	$21,084	$20,271
Interest-bearing deposits in other institutions	5	3	15	15
Federal funds sold	14	10	52	20
Investment securities
Taxable interest	1,353	1,041	5,185	3,794
Tax-exempt interest	709	507	2,650	1,882
Dividends on stock	26	22	108	69

Total interest income	7,470	6,774	29,094	26,051
INTEREST EXPENSE
Deposits	2,255	2,520	9,504	10,296
Short term borrowings	63	19	249	34
Other borrowings	121	203	642	919
Trust preferred securities	138	135	550	534

Total interest expense	2,577	2,877	10,945	11,783

NET INTEREST INCOME	4,893	3,897	18,149	14,268
Provision for loan losses	1,225	818	3,580	2,578

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	3,668	3,079	14,569	11,690

NONINTEREST INCOME
Service charges on deposits	463	511	1,784	1,905
Net securities gains (losses)	(34)	(14)	11	(14)
Earnings on bank-owned life insurance	69	68	273	266
Other income	136	153	555	511

Total non-interest income	634	718	2,623	2,668

NONINTEREST EXPENSE
Salaries and employee benefits	1,644	1,634	6,411	5,938
Occupancy expense	229	237	946	928
Equipment expense	68	84	626	509
Data processing costs	168	225	743	917
Ohio state franchise tax	(56)	123	348	493
Federal deposit insurance expense	125	178	714	707
Professional fees	188	236	678	673
Loss on sale of other real estate owned	33	—	783	183
Other operating expense	857	593	3,135	2,302

Total non-interest expense	3,256	3,310	14,384	12,650

Income before income taxes	1,046	487	2,808	1,708
Provision (benefit) for income taxes	100	(17)	40	(73)

NET INCOME	$946	$504	$2,768	$1,781

MIDDLEFIELD BANC CORP.
Consolidated Selected Financial Highlights
December 31, 2010 and December 31, 2009
(Dollar amounts in thousands)

	(unaudited)		(unaudited)
	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Per common share data
Net income per common share — basic	$0.60	$0.32	$1.76	$1.15
Net income per common share — diluted	$0.60	$0.32	$1.76	$1.15
Dividends declared	$0.26	$0.26	$1.04	$1.04
Book value per share (period end)	$24.06	$23.46	$24.06	$23.46
Tangible book value per share (period end)	$21.19	$20.55	$21.19	$20.55
Dividend payout ratio	43.55%	80.40%	59.18%	90.28%
Average shares outstanding — basic	1,585,454	1,558,132	1,575,213	1,547,239
Average shares outstanding — diluted	1,585,454	1,558,132	1,575,821	1,547,979
Period ending shares outstanding	1,591,023	1,564,582	1,591,023	1,564,582

Selected ratios
Return on average assets	0.58%	0.37%	0.45%	0.36%
Return on average equity	9.26%	5.42%	7.08%	4.90%
Yield on earning assets	5.17%	5.56%	5.32%	5.85%
Cost of interest bearing liabilities	1.88%	2.50%	2.11%	2.84%
Net interest spread	3.29%	3.06%	3.22%	3.01%
Net interest margin	3.47%	3.28%	3.41%	3.30%
Efficiency (1)	55.26%	67.89%	64.98%	70.65%
Equity to assets at period end	6.05%	6.57%	6.05%	6.57%

(1)	The efficiency ratio is calculated by dividing non-interest expense less amortization of intangibles by the sum of net interest income on a fully taxable equivalent basis plus non-interest income.

(Dollar amounts in thousands)

	December 31,	December 31,
Asset quality data	2010	2009

Non-accrual loans	$18,399	$14,519
Troubled debt restructuring	1,587	—
90 day past due and accruing	—	1,766

Non-performing loans	19,986	16,285
Other real estate owned	2,302	2,165

Non-performing assets	$22,288	$18,450

Allowance for loan losses	$6,221	$4,937
Allowance for loan losses/total loans	1.67%	1.40%
Net charge-offs:
Quarter-to-date	$975	$304
Year-to-date	2,296	1,198
Net charge-offs to average loans
Quarter-to-date	0.26%	0.09%
Year-to-date	0.63%	0.36%
Non-performing loans/total loans	5.37%	4.61%
Allowance for loan losses/non-performing loans	31.13%	30.31%
Non-performing assets/total assets	3.52%	3.30%